UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 14, 2016

MYERS INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-8524	34-0778636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1293 South Main Street, Akron, OH		44301
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including area code (330) 253-5592

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

On March 14, 2016, Myers Industries, Inc. (the “Company”) issued a press release announcing revised financial results for its fiscal quarter and year ended December 31, 2015. This press release revises financial results for the fiscal quarter ended December 31, 2015 and the fiscal year ended December 31, 2015, contained in the Company’s press release dated February 25, 2016, as previously furnished on Form 8-K.

The revision as compared to the Company’s earnings release issued February 25, 2016 is an adjustment to its results from discontinued operations. This adjustment is due to a final decision the Company received on March 9, 2016 related to disputed post-closing working capital adjustments in conjunction with the sale of its Lawn & Garden business, which closed on February 17, 2015. The adjustment led to an increase in income from discontinued operations, net of taxes, of $0.6 million. There are no changes to results from continuing operations. Therefore, net income also increased by $0.6 million for both the fourth quarter and full year of 2015. Previously reported results for prior periods were not affected by the adjustment.

The Company’s financial results for the fourth quarter and year ended December 31, 2015 are included in its Form 10-K, filed today with the SEC.

The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this report (including the exhibit) is furnished pursuant to “Item 2.02. Results of Operations and Financial Condition” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, unless incorporated by specific reference in such filing.

Item 7.01.	Regulation FD Disclosure

See “Item 2.02 Results of Operations and Financial Condition” above.

Item 9.01.	Financial Statements and Exhibits

99.1	Press Release by the Company regarding earnings results dated March 14, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myers Industries, Inc.
(Registrant)

DATE March 14, 2016	By:	/s/ Greggory W. Branning
Greggory W. Branning
Senior Vice President, Chief Financial Officer and Corporate Secretary